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                                                                      Exhibit 99

NEXTERA NAMES STEVEN FINK CEO; THIRD QUARTER RESULTS EXPECTED TO BE WITHIN RANGE OF ANALYST EXPECTATIONS

BOSTON, Nov. 1 /PRNewswire/ -- Steven Fink, Vice Chairman of Knowledge Universe, has been named Chairman and Chief Executive Officer of Nextera Enterprises, Inc. (Nasdaq: NXRA - news). Mr. Fink, who has been a board member of Nextera since its inception, replaces Gresham T. Brebach, Jr., in those positions.

Separately, Nextera announced that third quarter revenues and earnings are expected to be within the range of analyst expectations.

Nextera's Board expressed appreciation for Mr. Brebach's dedication, hard work and for his efforts in putting together an excellent management team and building the company to its present level. "We wish Gresh all the best in his future endeavors," a spokesperson for the Board said.

"We are extremely pleased that Steven Fink has agreed to accept this position," the spokesperson continued. "We are confident that the strategic vision, management experience and leadership abilities he brings to the company will allow Nextera to capitalize on its opportunities for growth, as well as to further enhance shareholder value."

Mr. Fink added, "Nextera has an outstanding group of businesses with an astounding group of people. There are a myriad of opportunities available to this company. My goal, over both the near and long-term, is to work with management to maximize the potential of their businesses. I am pleased to have the opportunity to be a part of such an exciting business and to work, day-to-day, with such a talented team of people."

In addition to his role at Knowledge Universe, Mr. Fink also serves as Chairman of the Board of Spring Group, plc, a publicly-traded company based in the United Kingdom. His experience includes serving as Chairman and CEO of Anthony Manufacturing Company, a specialty glass manufacturer with plants in the United States, Japan, Italy and Venezuela. He has also been involved in a number of privately-held companies and investment vehicles in the media, telecommunications, technology, healthcare and educational software fields.

Nextera Enterprises is a leading provider of strategy and IT implementation services aimed at helping clients extend or transform their businesses. By combining strong e-commerce and e-business capabilities with expertise in strategy formulation, business process transformation, human capital development and IT design and implementation, we help clients increase business performance or enter new markets. Our headquarters are located in Lexington, Massachusetts and we currently have other offices in New York, San Francisco, Chicago, Princeton, Raleigh, Rochester, Los Angeles, Dallas, London, Sidney and Toronto. More information on Nextera can be found at www.nextera.com.

This press release contains certain forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) relating to Nextera Enterprises that are based on the beliefs of Nextera's management. Any statements contained in this press release that are not historical facts are forward-looking statements. Such statements are based on many important factors that may be outside


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Nextera's control, causing actual results to differ materially from those suggested. Such factors include, but are not limited to, Nextera's limited operating history, dependence on key personnel, attracting and retaining qualified consultants, new business solicitation efforts, intense competition, risks of acquisitions, regulatory changes and changes in technology. Further information on these and other potential factors that could affect Nextera's financial and operating results are included in Nextera's most recent 10-Q filing with the Securities and Exchange Commission.

SOURCE: Nextera Enterprises, Inc.